Exhibit 99.1

Consolidated Container Company Announces Receipt of Requisite Consents, Extension of

Consent Payment Deadline and Increase in Cash Payment for Senior Subordinated Notes

Pursuant to Its Previously Announced Cash Tender Offers and

Consent Solicitations

March 8, 2007. Consolidated Container Company (“CCC”) announced today that in connection with its previously announced tender offers (the “Offers”) and consent solicitations to purchase for cash any and all of the outstanding 10 3/4% Senior Secured Discount Notes due 2009 (the “Senior Discount Notes”) of CCC and Consolidated Container Capital, Inc. (“Capital”) and any and all of the outstanding 10 1/8% Senior Subordinated Notes due 2009 of CCC and Capital (the “Senior Subordinated Notes,” and together with the Senior Discount Notes, the “Notes”), it has (i) received the requisite consents and tenders for the proposed amendments to the indentures governing the Notes, (ii) extended the Consent Date (as defined below) for the Offers and (iii) increased the cash consideration at which it will purchase the Senior Subordinated Notes.

As previously announced, the purpose of the consent solicitations is to obtain the consent of the holders of the Notes to (i) eliminate substantially all of the restrictive covenants and significantly amend certain events of default and related provisions contained in the indentures governing the Notes (the “Proposed Amendments”), and (ii) release the liens related to the Senior Discount Notes (the “Proposed Lien Release”).

As of the close of business on March 8, 2007, CCC had received the percentage of aggregate principal amount or principal amount at maturity, as applicable, of the outstanding Notes and related consents required to effect the Proposed Amendments and the Proposed Lien Releases. In connection with the receipt of the requisite consents, CCC intends to promptly execute the supplemental indentures governing the Notes, at which point the supplemental indentures will be effective and all withdrawal rights of the holders of the Notes pursuant to the Offers will be terminated. Holders who have not yet tendered their Notes may tender at or prior to the Expiration Date (as defined below).

Although the supplemental indentures described above will be effective upon execution, the Proposed Amendments and Proposed Lien Release will not become operative unless and until the Notes tendered by the consenting holders are accepted for purchase by CCC pursuant to the terms of the Offers. Once the Proposed Amendments and Proposed Lien Release become operative, they will also be binding upon the holders of the Notes not purchased in the Offers.

The Consent Date for the Offers has been extended by one business day and will now expire at 5:00 p.m., New York City time, on March 9, 2007, unless such time and date is extended or earlier terminated (the “Consent Date”). The Offers will remain scheduled to expire at 11:59 p.m., New York City time, on March 22, 2007, unless such time and date is extended or earlier terminated (the “Expiration Date”).

In addition, the tender offer consideration to be paid for each $1,000 principal amount of Senior Subordinated Notes validly tendered at or prior to the Expiration Date and not validly withdrawn has been increased from $984.00 to $986.88. Accordingly, the total consideration for each $1,000 principal amount of Senior Subordinated Notes tendered at or prior to the Consent Date and not validly withdrawn has been increased from $1,014.00 to $1,016.88, which includes a consent payment of $30.00 per $1,000 principal amount.

The receipt of requisite consents, extension of the Consent Date for the Offers and increase in the cash consideration for the Senior Subordinated Notes is further detailed in the Supplement dated March 8, 2007 to the Offer to Purchase and Consent Solicitation Statement, dated February 23, 2007 (as supplemented, the “Statement”).

Except as described above, all terms and conditions of Offers remain as originally described in the Statement, including the cash consideration to be paid for the Senior Discount Notes.

Lehman Brothers Inc. is serving as the dealer manager for the Offers and solicitation agent for the related solicitations. Questions about the Offers should be directed to Lehman Brothers Inc., toll-free at (800) 438-3242 or (212) 528-7581 (collect), attention: Liability Management. The information agent for the Offers is D.F. King & Co. Inc. Requests for additional sets of the materials for the Offers may be directed to D.F. King & Co. Inc., by calling toll-free at (800) 758-5378.

This press release is not an offer to purchase or a solicitation for consent in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offers and solicitations are only made pursuant to the terms of the Statement.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate- Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the Offers and solicitations and the entry in to new credit facilities, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors including, without limitation, the possibility that CCC is unable to complete its anticipated financing on favorable terms which may prevent it from consummating the Offers as described above and in the Statement. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.

CONTACT:

Richard Sehring, Consolidated Container Company, 678-742-4600